P&F INDUSTRIES ELECTS KENNETH M. SCHERIFF
TO ITS BOARD OF DIRECTORS

FARMINGDALE, N.Y., September 16, 2005 - P&F Industries, Inc. (Nasdaq NM: PFIN) announced today the election of Kenneth M. Scheriff to the Board of Directors of the Company on September 13th.

Kenneth M. Scheriff, 56, is the Executive Vice President of the Commercial Loan Group of State Bank of Long Island, a commercial bank listed on the American Stock Exchange, and has been employed in an executive capacity with the bank for more than ten years. Mr. Scheriff also serves as Chairman of the board of directors and Vice President/Secretary of Studebaker Worthington Leasing Corp. and as a director of State Title Agency LLC, both of which are subsidiaries of State Bank. His term as a director will continue until the Company’s 2008 Annual Meeting of Stockholders.

P&F Industries, Inc., through its three wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware, Inc. and Embassy Industries, Inc., manufactures and/or imports air-powered tools, various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware, and baseboard and radiant heating products. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. These risks could cause the Company’s actual results for the 2005 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-1800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening/Seema Brin Investor Relations 212-838-3777 jburfening@lhai.com/sbrin@lhai.com

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